# Verde Announces Key Executive and Chair Appointments to Drive Climate-tech Innovation

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**Verde Resources Inc.** →
12 Sep, 2023, 07:32 ET

ST. LOUIS, Sept. 12, 2023 /PRNewswire/ -- Verde Resources, Inc (OTCQB: VRDR) is pleased to introduce its newly appointed key executives—a strategic move to strengthen the company's commitment to advancing commercial growth, elevating its research and development capabilities, and expanding its endeavors in carbon removal.

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Stepping into the newly appointed role of Chief Operating Officer (COO) is Eric Bava, and Andre van Zyl as Chief Technology Officer (CTO). Jack Wong, the current CEO, will now hold the concurrent role of Chairman of the Board. These appointments will come into effect on October 1st 2023, aligning with the company's emphasis on enhancing operational excellence, driving technological advancement, and fortifying overall governance.

**Verde Resources announces key executives: COO Eric Bava and CTO Andre van Zyl. Current CEO Jack Wong now also Chairman.**

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Eric Bava has an extensive track record of optimizing operations and driving efficiency in various industries that includes manufacturing, distribution, and logistics. As the newly appointed COO, he will be responsible for overseeing the day-to-day operations of the company, ensuring seamless coordination between various departments, and driving a culture of excellence. As part of his role, Eric will also lead the charge in forming strategic partnerships, collaborating closely with key allies to expand the nationwide distribution of Verde's innovative products.

Andre van Zyl, the newly appointed CTO, is set to play a pivotal role in propelling and accelerating Verde's technological prowess to new heights. Drawing upon his extensive expertise in cutting-edge technology solutions, Andre will take the helm in crafting and executing the company's technology strategy. His visionary leadership will serve as the driving force behind Verde's innovation initiatives, ensuring that the company maintains its forefront position within the climate-tech industry.

Verde's recent acquisition of exclusive rights to Andre's intellectual property related to Biochar-Asphalt and a number of other carbon neutral pavement construction materials, marks a significant milestone. This innovative and environmentally sustainable alternative to traditional hot asphalt road construction, which typically carries a high CO2 footprint, offers a promising solution for mitigating environmental concerns. By incorporating and extensively utilizing biochar, a carbon-rich material derived from organic waste, Verde is committed to minimizing the carbon emissions associated with infrastructure projects, all while generating CO2 Removal Credits (CORCs) to supply companies seeking to offset their carbon footprint.

Andre will spearhead and oversee forthcoming showcase projects in the United States, set to be deployed during the upcoming winter months. Verde's groundbreaking Biochar-Asphalt can be manufactured and applied all year round, even in sub-zero temperatures, exemplifying its dedication to simultaneously tackling pressing environmental challenges while advancing sustainable and revolutionary infrastructure solutions. These projects will serve as compelling evidence of the technology's exceptional capabilities in carbon sequestration, efficient greenhouse gas mitigation, durability enhancement, and cost-efficiency gains, all of which will be validated through the MRV (Measurement, Reporting, and Verification) process.

Jack Wong, who has been serving as the CEO, will now take on the additional role of Chairman of the Board. This dual role will enable him to provide strategic direction, leadership, and oversight at both the executive and board levels. Under his stewardship, Verde will continue to pursue its growth objectives and drive shareholder value.

"We are thrilled to welcome Eric and Andre to our leadership team and are confident that their expertise will drive our company to new heights," said Jack Wong, Board Chair and CEO of Verde Resources Inc. "Together, we aim to redefine standards and ignite a sustainability revolution with transformative Net Zero solutions."

About Verde Resources Inc:

Verde Resources Inc is on a mission to become a global climate-tech leader by converting waste into renewable, sustainable, and cost-effective solutions, which would pave the way for a seamless #TransitionToZero. The company is fully committed to its decarbonization and regenerative initiatives to be in line with its mission of Going Green and Beyond.

For more information, visit www.verderesources.com

SOURCE Verde Resources Inc.